UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 6, 2005
Summit Financial Group, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-16587	55-0672148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 North Main Street
Moorefield, West Virginia 26836
(Address of Principal Executive Offices)
(304) 530-1000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
ITEM 1.01. Entry Into A Material Definitive Agreement
     On December 6, 2005, the Compensation and Nominating Committee of the Board of Directors (the “Committee”) of Summit Financial Group, Inc. (the “Company”) met to review the performance of the Company in 2005, to establish the President and Chief Executive Officer’s base salary and the other named executed officer’s base salaries for 2006, to determine the bonuses for the Company’s named executive officers under the Company’s Incentive Compensation Plan for 2006, and to determine the number of options to grant the Company’s named executive officers under the Company’s Officer Stock Option Plan.
     The Company’s named executive officers are: Mr. H. Charles Maddy, III, President and Chief Executive Officer; Mr. C. David Robertson, President and Chief Executive Officer of Summit Community Bank; Mr. Patrick N. Frye, Senior Vice President and Chief Credit Officer; Mr. Ronald F. Miller, President and Chief Executive Officer of Shenandoah Valley National Bank; Mr. Scott C. Jennings, Senior Vice President and Chief Operating Officer; and Robert S. Tissue, Senior Vice President and Chief Financial Officer. The Company reported all of these individuals as named executive officers in its 2005 proxy statement. The Company anticipates that each of these individuals will be disclosed as a named executive officer in its 2006 proxy statement.
     The Company’s Executive Compensation program consists of three basic components: (1) salaries; (2) annual incentive compensation; and (3) long-term incentive compensation pursuant to the Officer Stock Option Plan. The Committee is responsible for the administration of the Company’s Executive Compensation programs, which includes establishing base salary levels, awarding bonuses under the Company’s incentive compensation plans and awarding stock options under the Company’s Officer Stock Option Plan. The Company’s compensation policies will be discussed in detail in the Report of the Compensation and Nominating Committee on Executive Compensation included in the Company’s proxy statement.
     Base Salaries
     The Company has entered into employment agreements with Messrs. Maddy, Miller, Robertson and Frye (the “Employment Agreements”). The Employment Agreements establish a base salary for each individual and the Committee has the authority to annually adjust such base salaries based upon an evaluation of each individual’s performance.
     On December 6, 2005, the Committee reviewed recommendations by the President and Chief Executive Officer for the other named executive officer’s base salaries for 2006. In reviewing the recommendations, the Committee considered (i) the financial performance of the Company and (ii) a presentation by the President and Chief Executive Officer regarding each named executive officer. The President and Chief Executive Officer based his presentation and recommendations on an analysis of Company performance and peer group comparisons. Based on this analysis, the Committee set the base salaries of the named executive officers, other than the President and Chief Executive Officer, for 2006 as follows: Mr. Robertson – $177,000; Mr. Frye – $160,000; Mr. Miller – $177,000; Mr. Jennings – $155,000; and Mr. Tissue – $155,000.
     Upon further review of peer group information and based on certain performance related criteria that will be set forth in the Report of the Compensation and Nominating Committee on Executive Compensation in the Proxy Statement, Mr. Maddy’s base salary for 2006 was set by the Committee at $375,000.

Annual Incentive Compensation
     Bonuses are awarded primarily under the Company’s Incentive Compensation Plan based on a formula which primarily considers the return on average equity of the Company and its bank subsidiaries. With respect to Messrs. Miller and Robertson, the Company established an annual incentive compensation plan which includes specific performance goals and business criteria based on their achievement of the budgeted net income for their respective bank subsidiaries (the “Alternative Bonus Plan”). Messrs. Miller and Robertson are eligible to receive a bonus under the Incentive Compensation Plan if compensation calculated under the Incentive Compensation Plan exceeds compensation due under the Alternative Bonus Plan. In this case, Messrs. Miller and Robertson will only receive incentive compensation under the Incentive Compensation Plan. The Committee approved a similar bonus structure for 2006.
Long-Term Incentive Compensation
     Under the Officer Stock Option Plan, the Company may award stock options for up to 960,000 shares of the Company’s common stock to qualified officers of the Company and its subsidiaries. Each option granted under the Plan must have an exercise price of no less than the fair market value of the Company’s common stock as of the date of the grant. The Committee awarded options in 2005 under the Stock Option Plan to the named executive officers as follows:

H. Charles Maddy	15,000
C. David Robertson	6,000
Patrick N. Frye	10,000
Ronald F. Miller	6,000
Scott C. Jennings	10,000
Robert S. Tissue	10,000
     The stock options were granted at the average of the closing prices reported on the last five business days prior to the grant date on which our common stock traded, which was $24.44.
     Based on changes to the accounting rules applicable to the expensing of stock options, the Committee also decided to vest fully the options granted to the individuals listed above as well as other eligible officers in 2005 as well as certain options granted to the individuals listed above and to other eligible officers in 2004 for which the exercise price is greater than the current market price of Summit Financial Group, Inc.’s stock. Specifically, the Financial Accounting Standards Board has adopted SFAS 123R which requires companies to recognize expense relative to options vesting after January 1, 2006.
     By fully vesting the options granted in 2005 and accelerating the vesting of the options granted in 2004, the company will eliminate total pretax compensation expense of approximately $850,000 in future years.
     The Company has imposed restrictions on the sale of the stock underlying the accelerated 2004 options. For the accelerated options, an employee may not sell the underlying stock until the original date on which the option would have vested had the Company not accelerated vesting.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL GROUP, INC.
Date: December 9, 2005	By:	/s/ Julie R. Cook

Julie R. Cook Vice President & Chief Accounting Officer